Exhibit 99.2

    PERMA-FIX SIGNS LETTER OF INTENT TO ACQUIRE PECOS' RADIOACTIVE AND MIXED
                            WASTE TREATMENT FACILITY

                ACQUISITION PROVIDES ACCESS TO DOE'S HANFORD SITE
        TRANSACTION SUBJECT TO DUE DILIGENCE, ASSESSMENT OF LIABILITIES,
                     AND EXECUTION OF DEFINITIVE AGREEMENTS

ATLANTA, Oct. 24 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (BSE: PESI) (Germany: PES.BE) today announced that it has signed a letter of intent to acquire Nuvotec USA, Inc. and its wholly owned subsidiary, Pacific EcoSolutions, Inc. (PEcoS), a mixed waste management company, based in Richland, Washington. The acquisition is subject to, among other things, completion of due diligence, assessment of liabilities, and execution of definitive agreements. Under the letter of intent, as consideration for the purchase, Perma-Fix would issue up to $7 million of its shares of common stock; assume certain debts and obligations of Nuvotec and PEcoS; and, based on the amount of debts and obligations assumed, a certain amount in cash. PEcoS' facility is permitted to treat, store and process hazardous, low level radioactive, and mixed waste, and is located adjacent to the Department of Energy's (DOE) Hanford site.

The Department of Energy's Hanford site was first utilized as part of the Manhattan Project and throughout the Cold War to provide the plutonium and other materials necessary for the development of nuclear weapons. Most of Hanford's reactors were shut down in the 1970s, but vast quantities of nuclear waste still remain at the site. Currently, the Hanford Site is engaged in one of the nation's largest environmental cleanups, which is expected to continue until 2030.

The PEcoS facility is located on 45 acres adjacent to the Hanford site, and is comprised of a low-level radioactive waste (LLRW) facility and a mixed waste
(MW) facility. The LLRW facility has a radioactive materials license, and encompasses approximately 70,000 square feet. The MW facility has RCRA and TSCA permits, a radioactive materials license, and encompasses approximately 80,000 square feet.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "Assuming completion, we expect the acquisition of the PEcoS nuclear waste facility would provide Perma-Fix with a number of strategic benefits. In addition to PEcoS' existing contracts to treat waste at Hanford, this acquisition will secure PEcoS' radioactive and hazardous waste permits and licenses, which further solidifies our position within the mixed-waste industry. Moreover, the PEcoS facility expands our west coast presence, increases our treatment capacity, and is located adjacent to the Hanford site. By nearly all estimates, the Hanford site will be one of the most expensive of all the DOE's nuclear weapons facilities to remediate." Dr. Centofanti continued, "This acquisition will allow us greater opportunities in processing higher level radioactivity."

Bob Ferguson, President of Nuvotec and PEcoS, commented, "We believe that Perma-Fix's mixed waste treatment capabilities are unparalleled in the industry. We look forward to combining our existing facilities, licenses and contracts at Hanford, with Perma-Fix's state-of-the-art technologies."

Oppenheimer & Co. Inc. acted as an advisor to Perma-Fix in connection with this transaction.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the Nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning the acquisition of Nuvotec and PEcoS and that such acquisition could provide the Company with certain strategic benefits. These forward- looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions; industry conditions; competitive pressures and completion of the acquisition. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             10/24/2006
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, Inc., +1-770-587-5155; or Herbert Strauss, European Investor Relations, +43 316 296 316, or herbert@eu-ir.com, or David K. Waldman-US Investor Relations for Crescendo Communications, LLC,
+1-212-671-1020 x101/
    /Web site:  http://www.perma-fix.com/
    (PESI)